Exhibit 23.5
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 1, 2005, on our audits of the financial statements of ZettaWorks, L.L.C. as of and for the years ended December 31, 2003 and 2002. We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Houston, Texas
October 13, 2005